Exhibit 10.1

May 31, 2019

Megan Sniecinski

3 Briar Lane

Lebanon, NJ 08833

Dear Ms. Sniecinski:

On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), we are pleased to offer you the position of Chief Business Officer. We, along with the other members of the Company’s Board of Directors (the “Board”), and the Company’s management team, are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment.

1.              Term of Employment.

(a)	Subject to the terms and conditions of this Agreement, the Company hereby employs Megan Sniecinski (“Employee”) as Chief Business Officer. Employee shall commence employment at the Company’s offices in Durham, North Carolina. Employee shall devote substantially full-time attention to the business and affairs of the Company and its affiliates. Employee may (i) serve on corporate, civic, charitable or non-profit boards or committees, subject in all cases to the prior approval of the Board and other applicable written policies of the Company and its affiliates as in effect from time to time, and (ii) manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions or events, so long as no such service or activity interferes, individually or in the aggregate, with the performance of Employee’s responsibilities hereunder.

(b)	The term of employment of Employee under this Agreement shall commence no later than July 16, 2019 (the “Effective Date”) and terminate on the second anniversary of the Effective Date unless earlier terminated in accordance with the provisions of Section 4. In the event Employee is retained by the Company as Chief Business Officer past the second anniversary of the Effective Date, the terms of Employee’s employment shall continue to be governed by this Agreement unless otherwise provided by the Board.

2.              Basic Full-Time Compensation and Benefits.

(a)	Commencing as of the Effective Date, as basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a salary of $37,500 per month ($450,000 per annum) (the “Base Salary”), payable in accordance with the Company’s standard payroll practices as in effect from time to time during the term of this Agreement. The Base Salary will be reviewed annually by the Board or a committee thereof and may be raised at the discretion of the Board or such committee.

(b)	Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company’s and/or Employee’s achievement of performance related goals proposed by management and approved by the Board or a committee thereof for the Company’s applicable fiscal year (the “Incentive Compensation”). The Incentive Compensation actually earned, if any, shall be determined in the sole discretion of the Board or a committee thereof and shall be based on a target amount equal to forty percent (40%) of the Base Salary earned by Employee during such fiscal year (the “Target Amount”), which shall not be pro-rated for the first fiscal year of the term of this Agreement. The Board or a committee thereof may, in its discretion, approve an Incentive Compensation payment in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through April 1 of the next succeeding fiscal year in order to receive the Incentive Compensation payment for each fiscal year.

(c)	Employee shall be entitled to receive such other benefits and perquisites provided to similarly situated executive officers of the Company, subject to modification or termination at any time, which benefits may include, without limitation, reasonable vacation (currently four (4) weeks), sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.

3.              Performance Based Equity Awards.

(a)	On the Effective Date, the Company shall grant to Employee an option to purchase 500,000 shares of the Company’s common stock (“Common Stock”), with an exercise price equal to the fair market value of the Common Stock on the date of the grant (the “Initial Option”). The Initial Option shall be granted under and subject to the terms of the Company’s Inducement Equity Incentive Plan, effective as of April 24, 2019, subject to the terms of an award agreement between Employee and the Company, which Employee will be required to execute as a condition of the grant.

(b)	The Initial Option shall vest and become exercisable, contingent on Employee’s continued provision of services to the Company on each respective vesting date, over a period of four (4) years as follows: (i) with respect to 150,000 shares of Common Stock, on the first anniversary of the Effective Date; and (ii) with respect to the remaining 350,000 shares of Common Stock, on each anniversary thereafter for the following three years until fully vested.

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(c)	During the term of this Agreement, Employee shall be eligible to receive equity-based compensation as determined in the sole discretion of the Board or a committee thereof, which may be subject to the achievement of certain performance targets set by the Board or such committee. All such equity-based awards shall be subject to the terms and conditions set forth in the Company’s Stock Incentive Plan as in effect from time to time and award agreements issued thereunder.

4.              Termination.

(a)	If Employee’s employment is terminated by the Company for Cause or by Employee other than pursuant to a Constructive Termination, or due to the expiration of the stated term of this Agreement or Employee’s death or Disability, the Company shall pay Employee (i) any accrued and unpaid Base Salary, payable on the next payroll date; (ii) reimbursement for any and all monies advanced or expenses incurred in connection with Employee’s employment for reasonable and necessary expenses incurred by Employee on behalf of the Company for the period ending on the termination date, which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Employee; (iii) any compensation that Employee had previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Employee’s termination date, paid pursuant to the terms of such plans or arrangements; and (iv) any vested amount or benefit payable under any benefit plan or program in accordance with the terms thereof (the foregoing items in this Section 4(a), the “Accrued Obligations”).

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee’s duties.

For all purposes under this Agreement, “Disability” shall mean the inability of Employee to perform Employee’s duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.

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(b)	If Employee’s employment is terminated by the Company without Cause, or by Employee pursuant to a Constructive Termination, then Employee will receive any Accrued Obligations and, subject to Section 4(c), Employee will receive the following: (i) continuation of Base Salary for one (1) year following the effective termination date, payable in accordance with the regular payroll practices of the Company; (ii) payment of one times Employee’s annual target Incentive Compensation in effect for the fiscal year in which Employee’s termination date occurs, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination; and (iii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following termination of employment, the Company shall pay the monthly premium under COBRA on the same basis as active employees until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which Employee commences employment with an entity other than the Company. Employee will notify the Company in writing within five (5) days of Employee’s receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which Employee will commence employment in such writing (clauses (i) through (iii), “Severance”).

 For all purposes under this Agreement, “Change of Control” shall mean: (i) the sale, transfer, or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent fifty percent (50%) or more of the combined voting power of the surviving entity or the ultimate parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute fifty percent (50%) or more of the board of directors of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of twelve (12) consecutive months such that a majority of the Board members (rounded up to the next whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

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For all purposes under this Agreement, “Constructive Termination” shall mean a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in Employee’s responsibilities; (ii) a material reduction in Employee’s Base Salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of Employee’s principal office to a location more than 50 miles from the location of Employee’s principal office immediately preceding a Change of Control.

(c)	The Company’s obligation to provide Severance is conditioned upon Employee returning to the Company all of its property and confidential information that is in Employee’s possession and Employee’s execution and non-revocation of an enforceable release of claims (the “Release”). If Employee chooses not to execute the Release, revokes Employee’s execution of the Release, or fails to comply with the terms of the Release, then the Company shall have no obligation to provide Severance and such Severance amount is subject to recoupment by the Company. The Release shall be provided to Employee no later than seven (7) days following Employee’s separation from service and Employee must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt). The Release shall not be effective until any applicable revocation period has expired.

5.              Non-Competition; Proprietary Information and Inventions.

(a)	Proprietary Information and Inventions Agreement; Non-Competition and Non-Solicitation Agreement. As a condition precedent to the employment of Employee by the Company, Employee shall execute (i) the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, and (ii) the Company’s Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit B.

(b)	Equitable Remedies. Employee acknowledges and recognizes that a violation of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement by Employee may cause irreparable and substantial damage and harm to the Company or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for the Company for such violations. Employee agrees that in the event of Employee’s breach of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of such agreement(s) by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

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6.              Miscellaneous.

(a)	Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of Employee by the Company and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(b)	Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

(c)	Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(d)	Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e)	Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by the Company, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(f)	Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A of the Code, the Company shall reasonably confer with Employee in order to modify or amend this Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, (i) in the event (A) any payments described in Section 4 would be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Code; (ii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code; (iii) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise; and (iv) amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything in this Agreement to the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming nonrevocable, then, to the extent required to avoid the imposition of taxes or penalties under Section 409A of the Code, such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the Release becomes nonrevocable, that occurs in the second of such two calendar years.

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(g)	Golden Parachute Provisions. If it is determined that any payment or benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company would be subject to the excise tax imposed by Internal Revenue Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (i) Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (ii) Employee’s Net After-Tax Benefit without application of the 4999 Limit. Employee shall be entitled to the greater of (i) or (ii). “Net After-Tax Benefit” shall mean the sum of (x) all payments that Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Internal Revenue Code section 280G(b)(2), less (y) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. Any reduction pursuant to this Section 6(g) shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Internal Revenue Code Section 280G and the denominator of which is the actual present value of such payment.

(h)	Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of North Carolina without respect to its conflicts of law principles.

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If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

		By:	/s/ Jon Stonehouse
Jon Stonehouse
Chief Executive Officer

		Cc:	Stephanie Angelini
Vice President Human Resources

AGREED AND ACCEPTED

Sign:	/s/ Megan Sniecinski
Megan Sniecinski

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Exhibit A

(Proprietary Information and Inventions Agreement)

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS

AGREEMENT

I, Megan Sniecinski, recognize that BioCryst Pharmaceuticals, Inc., a Delaware corporation (hereinafter the “Company”), is engaged in a continuous program of research, development, and production respecting its business, present and future, including fields generally related to its business.

I understand that:

A.	As part of my employment by the Company I will faithfully and diligently serve and endeavor to further and safeguard the interests of the Company, and I recognize that I am expected to make new contributions and inventions of value to the Company;

B.	My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

i. applicable to the business of the Company; or

ii. applicable to the business of any client or customer of the Company,

in each case which may be made known to me by the Company or by any client or customer of Company or learned by me during the period of my employment.

C.	The Company possesses and will continue to possess information that has been created, discovered or developed by, or assigned, disclosed or otherwise become known to, the Company (including without limitation information created, discovered, developed, disclosed or made known by me during the period of or arising out of my employment by the Company) , which information is not generally known to the public. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data and know-how, improvements, inventions, techniques, marketing plans, financial information, strategies, forecasts, and customer lists.

In consideration of my employment or continued employment, as the case may be, by the Company and the compensation received by me from the Company from time to time. I hereby agree as follows:

1.	All Proprietary Information shall be the sole property of the Company, and the Company shall be the sole owner of all rights, title and interest in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. In the event I am required to disclose Proprietary Information pursuant to applicable law or court order, I shall, whenever legally permissible, promptly disclose such request to the Company, and cooperate with the Company to seek a protective order and to otherwise limit such disclosure from becoming public.

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2.	Notwithstanding anything set forth in this Agreement, or any other agreement that I have with the Company or its affiliates to the contrary, I shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor am I required to notify the Company regarding any such reporting, disclosure or cooperation with the government. Pursuant to 18 U.S.C. § 1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding if I (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that I have with the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

3.	I agree that, during the period of my employment by the Company, I will not, without the Company’s express prior written consent, engage in any employment or consulting other than for the Company. In the event of the termination of my employment by me or by the Company for any reason or at any time upon the Company’s request, I will promptly deliver to the Company all documents and data of any nature pertaining to my work with the Company and I will not take with me any documents or data containing or pertaining to any Proprietary Information.

4.	I will promptly and fully disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know-how, and data, whether or not patentable, copyrightable, or otherwise protectible as intellectual property, made or conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment by the Company which are related to or useful in the business of the Company, or result from the performance of my duties as an employee of the Company or result from use of assets or premises owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, processes, techniques, know-how, and data shall be collectively hereinafter called “Inventions”). I agree to keep complete, accurate, and authentic accounts, notes, data, and records of all Inventions in the manner and form requested by the Company, which accounts, notes, data, and records shall be and remain the sole property of the Company. I agree to surrender the same promptly to the Company upon its request or, in the absence of such a request, upon the termination of my employment by the Company.

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5.	I agree that all Inventions are and shall be the sole property of the Company, and that the Company shall be the sole owner of all intellectual property and other rights in connection therewith, and by reason of my being employed by Company, to the extent permitted by law, all of the Inventions consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101). To the extent that any Invention is not a “work made for hire,” I hereby assign to the Company for no additional consideration any and all rights I may have or acquire in or to such Inventions, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. I further agree as to all such Inventions to assist the Company in every proper way (but at the Company’s expense) to apply for, obtain, maintain and from time to time enforce such intellectual property rights, including patents and extensions and continuations of said patents, on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for, obtaining and maintaining such intellectual property enforcing same, as the Company may desire, together with any further assignments thereof to the Company or persons designated by it. The foregoing obligation to assist the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

6.	As a matter of record I attach hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been conceived, made, or reduced to practice by me, alone or jointly with others, prior to my engagement by the Company which I desire to remove from the operation of this Agreement. I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of signing this Agreement.

7.	I represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information of any third party acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree that I will not enter into, any agreement either written or oral, in conflict herewith.

8.	I understand that, as part of the consideration of the offer of employment extended to me by the Company or of my continued employment by the Company, as the case may be, I will not bring, have not brought, with me to the Company and I will not use, have not used, in the performance of my responsibilities at the Company, materials or documents of a former employer, unless I have obtained written authorization from the former employer for their possession and use. Accordingly, this is to advise the Company that the only materials that I will bring to the Company or use in my employment are identified on the attached sheet and, as to each such item, I represent that I have obtained, prior to the effective date of my employment with the Company, written authorization for their possession and use in my employment with the Company. I also understand that, in my employment with the Company. I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

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9.	This Agreement shall be effective as of the first day of my employment by the Company. I understand and agree that this Agreement is not a contract of employment.

10.	This Agreement shall be binding upon me, my heirs, executors, assigns, administrators, and other legal representatives and shall inure to the benefit of the Company, its successors and assigns.

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IN WITNESS WHEREOF, the Company has caused this Proprietary Information and Inventions Agreement to be executed by its duly authorized officer and Employee has executed the same as of the dates set forth below.

	BIOCRYST PHARMACEUTICALS, INC.		EMPLOYEE

By:
	Stephanie Angelini		Megan Sniecinski
Vice President Human Resources

Date:		Date:

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May 31, 2019

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, NC 27703

Dear Sir or Madam:

I, Megan Sniecinski, propose to bring to my BioCryst employment the following tangible materials and previously unpublished documents, which materials and documents may be used in my BioCryst employment:

___ No materials	__ See below	___ Additional sheets attached

The signature below by a representative of my current or former employer confirms that my continued possession and use of these materials is authorized.

AUTHORIZATION:

COMPANY:	EMPLOYEE

By:	Megan Sniecinski
Its:

Exhibit B

(Non-Competition and Non-Solicitation Agreement)

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made and entered into this ____ day of _________, 2019 (the “Effective Date”) by and between BioCryst Pharmaceuticals, Inc., (the “Company”) and Megan Sniecinski (the “Employee”). The Company and Employee are sometimes referred to in this Agreement individually as a “Party” and collectively as “Parties.”

WHEREAS, Employee is commencing employment with the Company pursuant to an Employment Agreement entered into between Employee and the Company (the “Employment Agreement”) and is simultaneously entering into an Employee’s Proprietary Information and Inventions Agreement (the “PIIA”) with the Company; and

WHEREAS, in consideration for Employee’s promises and obligations set forth herein, the Company is offering Employee severance pay as specifically described in the Employment Agreement to which Employee was not previously entitled.

NOW THEREFORE, in consideration of the mutual promises and obligations set forth below and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Company and Employee agree as follows:

1.              COMPANY BUSINESS AND PROTECTABLE INTERESTS. Employee acknowledges that: (i) by virtue of Employee’s position with the Company, Employee will have access to Proprietary Information, as that term is defined in the PIIA, which information has not become publicly available (“Confidential Information”); (ii) the Company together with its subsidiaries (the “Company Group”) is currently engaged primarily, but not exclusively, in the business of the discovery, development and commercialization of medicines and programs for rare diseases (the “Business”); (iii) during the course of Employee’s employment, the Company Group’s Business may expand or change, in which case, such expansions or changes shall correspondingly expand or (if abandoned) contract the definition of “Business” and Employee’s obligations under this Agreement; (iv) due to the nature of the Business, Confidential Information developed by the Company Group in furtherance of the treatment for a particular rare disease would have commercial value to any other entity pursuing the development of medicines for the same disease regardless of the location of that entity, and the use of that information by such an entity would have a negative commercial impact on the Company Group; (v) the Company Group has clients, customers and collaborative partners throughout the United States and the world and the specific location of a competing business is not necessarily relevant to the capacity of that business to compete with the Company Group; and (vi) the provisions of this Agreement are reasonably necessary to protect the Company Group’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable Employee to understand the scope of the restrictions imposed upon Employee.

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2.              COMPETITIVE BUSINESS ACTIVITIES. Employee agrees that during the period of Employee’s employment with the Company Group and for a period of time ending on the date occurring one year after the date Employee’s employment terminates (irrespective of the circumstances of such termination), Employee will not:

(a)            on Employee’s own or another’s behalf, whether as an officer, director, manager, stockholder, partner, member, associate, owner, employee, consultant, or otherwise do any of the following or provide material assistance to any other party or entity to do so:

(i)                  engage in the Business with respect to medicines or programs with which Employee was materially involved on behalf of the Company Group during Employee’s employment or with respect to which Employee obtained Confidential Information during Employee’s employment;

(ii)                  solicit or do business which is the same, similar to or otherwise in competition with the Business, from or with persons or entities: (a) who are clients, customers or collaborative partners of the Company Group; (b) with whom or which Employee or someone for whom Employee was responsible solicited, negotiated, contracted, serviced or had material contact with on the Company Group’s behalf; (c) with respect to whom or which Employee obtained Confidential Information during and as a consequence of Employee’s employment by the Company Group; or (d) who were clients, customers or collaborative partners of the Company at any time during the last year of Employee’s employment with the Company Group; nor shall Employee request, induce, or solicit such persons or entities to curtail or cancel their business with the Company Group;

(iii)                  offer employment to, hire or otherwise solicit for employment any employee or other person who had been employed or retained by the Company Group during the last year of Employee’s employment with the Company Group and with whom Employee had material contacts during the course of Employee’s employment; nor shall Employee request, induce, or solicit any employee or independent contractor of the Company Group who had been employed or retained by the Company Group during the last year of Employee’s employment with the Company Group and with whom Employee had material contacts during the course of Employee’s employment to terminate his or her employment or independent contractor relationship with the Company Group; or

(b)           take any action, which is materially detrimental, or otherwise intended to be adverse to the Company Group’s goodwill, name, business relations, prospects and operations.

(c)            The restrictions set forth in Section 2(a)(i) apply to the following separate and distinct geographical areas: (i) the world; (ii) North America (iii) Europe; (iv) the United States; (v) the United Kingdom; (vi) the State of North Carolina; (vii) the State of Alabama; (viii) within a 60-mile radius of any location of the Company Group in which Employee had an office or performed material services during Employee’s employment with the Company Group; (ix) any city, metropolitan area, county, state or country in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee worked on Company Group projects, while employed by the Company Group; (x) any city, metropolitan area, county, state or country in which the Company Group is located or does or, during Employee’s employment with the Company Group, did business.

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(d)           The restrictions set forth in Section 2(a)(i) apply only to prohibit Employee from engaging in activities that are materially similar to the activities in which Employee engaged on behalf of the Company Group or with respect to which Employee would reasonably be expected to use Confidential Information.

(e)            Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Sections 2(a)-(b).

3.              REMEDIES. Employee acknowledges that Employee’s failure to abide by this Agreement would cause irreparable harm to the Company Group for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company Group may be entitled by virtue of Employee’s failure to abide by these provisions; the Company Group may seek equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions, and Employee will indemnify the Company Group for all expenses including attorneys’ fees in seeking to enforce these provisions.

4.              TOLLING. The period during which Employee must refrain from the activities set forth in Sections 2(a)-(b) shall be tolled during any period in which Employee fails to abide by these provisions.

5.              VIOLATION BY COMPANY. In the event that Employee alleges and proves a violation by the Company Group of any obligation of the Company Group to Employee by agreement or operation of law, such violation shall not excuse Employee from Employee’s obligations pursuant to this Agreement, but rather Employee shall be entitled to remedies available for the specific violation alleged and proven.

6.              OTHER AGREEMENTS. Nothing in this Agreement shall terminate, revoke, or diminish Employee’s obligations or the Company Group’s rights and remedies under law or pursuant to the PIIA, relating to trade secrets or proprietary information.

7.              ENTIRE AGREEMENT. This Agreement and the PIIA, together constitute the exclusive and complete agreement between the Parties with respect to this subject matter and supersedes any other right of the Employee to severance under any plan, arrangement or agreement of the Company. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

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8.              WAIVER OF BREACH. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party.

9.              SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions of this Agreement are held unenforceable by a court of competent jurisdiction, then the Parties desire that such provision, clause, or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.

10.           PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns, and Employee’s heirs, executors, administrators, and other legal representatives. Employee may not assign this Agreement.

11.           REMEDIES. Employee acknowledges that Employee’s breach of this Agreement would cause the Company irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of Employee’s breach or threatened breach of this Agreement, the Company may seek equitable relief, including but not limited to preliminary and permanent injunctive relief and all other available remedies.

12.           GOVERNING LAW. This Agreement and the employment relationship created by it shall be interpreted and construed in accordance with the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. The Parties consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state courts of North Carolina or the appropriate federal district court located in North Carolina. Employee consents to the exercise of personal jurisdiction in any state or federal court located in North Carolina and waives any objection based upon personal jurisdiction or forum non conveniens with respect to any action commenced in such courts.

13.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

14.           EMPLOYEE ACKNOWLEDGMENT. Employee understands and agrees that this Agreement is not a contract of employment for any particular term.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Non-Competition and Non-Solicitation Agreement to be executed by its duly authorized officer and Employee has executed the same as of the dates set forth below.

	BIOCRYST PHARMACEUTICALS, INC.		EMPLOYEE

By:
	Stephanie Angelini		Megan Sniecinski
Vice President Human Resources

Date:		Date:

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